UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2011

V. F. Corporation

(Exact Name of Registrant as Specified in Charter)

Pennsylvania	1-5256	23-1180120
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

105 Corporate Center Boulevard Greensboro, North Carolina		27408
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code 336-424-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The Board of Directors of VF Corporation (“VF”) has elected Laura W. Lang as a director, effective October 20, 2011, to serve until the annual meeting of shareholders in 2012. Ms. Lang will serve on the Compensation and Finance Committees of the Board of Directors. Ms. Lang, 55, is the global Chief Executive Officer of Digitas, the largest digital agency in the world and a unit of Publicis Groupe S.A. She is also the Executive Lead of the combined digital, social and mobile enterprise under VivaKi, which includes Razorfish, PhoneValley and Big Fuel. Ms. Lang is a member of Publicis Groupe’s Executive Team (P12) and VivaKi Board of Directors.

Ms. Lang has held a progression of leadership roles with Digitas during the past 12 years. In 2007, she assumed her current role leading more than 3,000 employees in 32 offices across 19 countries on 5 continents. Ms. Lang holds a bachelor’s degree from Tufts University and a master’s of business administration from the Wharton School of the University of Pennsylvania.

On October 20, 2011, M. Rust Sharp, who has served as a member of the Board of Directors of VF since 1984, informed VF that he would not stand for reelection as a director of VF when his current term ends at VF’s annual meeting of shareholders in 2012. Mr. Sharp, 70, informed the board that his decision was not because of any disagreement with VF or any matter related to VF’s operations, policies or practices. The Board of Directors acknowledged Mr. Sharp’s outstanding service during his twenty-eight years on the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

V.F. CORPORATION
(Registrant)

October 21, 2011	By:	/s/ Laura C. Meagher
Laura C. Meagher
Vice President – Deputy
General Counsel